                                                                 EXHIBIT 10.14


                              INCENTIVE AWARD PLAN
                                       OF
                    UNITED STATES TRUST COMPANY OF NEW YORK
                                      AND
                              AFFILIATED COMPANIES

                            AS AMENDED AND RESTATED
                       EFFECTIVE AS OF SEPTEMBER 1, 1995



1.       PURPOSE

         The Plan hereinafter set forth represents a continuation of the Incentive Award Plan maintained by United States Trust Company of New York before the merger of U.S. Trust Corporation with The Chase Manhattan Corporation ("Chase") pursuant to the Agreement and Plan of Merger dated as of November 18, 1994 between Chase and U.S. Trust Corporation (the "Merger Agreement"). The Plan has been amended and restated effective as of September 1, 1995 (a) to reflect the transfer of the Plan to and its adoption by New U.S. Trust Company of New York, and New U.S. Trust Company of New York's assumption of and becoming solely responsible for all liabilities and obligations of United States Trust Company of New York under the Plan, effective immediately before the "New Holdings Distribution", as defined in the Merger Agreement, and
(b) to reflect the "Distribution" and the "Merger", as defined in the Merger Agreement.

         The purpose of the Plan, as so continued, is to encourage greater focus on performance among Employees by relating a portion of their total compensation to the contributions they make, collectively and individually, to the annual financial success of the Trust Company (as hereinafter defined) and its affiliated companies.

2.       DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         "BOARD OF TRUSTEES" shall mean the Board of Trustees of the Trust Company.

         "CHASE MERGER CLOSING DATE" shall mean the "Closing Date" as defined in Section 1.2 of the Merger Agreement.

         "COMMITTEE" shall mean such individuals as shall be appointed by the Board of Trustees from time to time to administer the Plan.

         "COMPENSATION" shall mean, with respect to any Employee for any Plan Year, the base salary paid by the Trust Company to the Employee during such year, before reduction for any amounts deferred pursuant to the Employee's election under the 401(k) Plan and any salary reduction contributions made on the Employee's behalf under the Trust Company's Flexible Spending Plan. An Employee's "Compensation" shall not include any amounts paid to the Employee for any period prior to the date on which the Employee has completed at least one Year of Service.

         "CORPORATION" shall mean (i) with respect to periods prior to the Chase Merger Closing Date, U.S. Trust Corporation, and (ii) with respect to periods after the Chase Merger Closing Date, New USTC Holdings Corporation, which will assume the name of "U.S. Trust Cor poration" as of the time the New Holdings Distribution is effective.

         "ELIGIBLE EMPLOYEE" shall mean, with respect to any Plan Year, (i) any individual who, on the last day of such year, is an Employee and has completed at least one Year of Service; (ii) any individual who has retired during such year under the applicable provisions of the 401(k) Plan; and (iii) any Employee not described in (i) or (ii) who has been selected by his or her division manager to receive an Incentive Award for such year. Notwithstanding the foregoing, no Employee who is selected to participate in the 1990 Annual Incentive Plan of United States Trust Company of New York and Affiliated Companies for any fiscal year shall be treated as an "Eligible Employee" with respect to the Plan Year corresponding to such fiscal year, for purposes of this Plan.

         "EMPLOYEE" shall mean any individual employed by the Trust Company.

         "401(k) PLAN" shall mean the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies.

         "PLAN" shall mean the Incentive Award Plan of United States Trust Company of New York and Affiliated Companies, as set forth herein and as amended from time to time.

         "PLAN YEAR" shall mean the 12-month period beginning on January 1, 1992 and ending on December 31, 1992, and each calendar year thereafter.

         "R.O.E." shall mean the Corporation's rate of return on shareholders' equity. For purposes of determining the amount of the awards to be made to Eligible Employees pursuant to Sections 4 and 5 for the year 1994, the Corporation's R.O.E. for such year shall be deemed to be 20%.

         "TRUST COMPANY" shall mean (i) for periods prior to the Chase Merger Closing Date, United States Trust Company of New York, and (ii) for periods after the Chase Merger Closing

Date, New U.S. Trust Company of New York, which will assume the name of "United States Trust Company of New York" as of the time the New Holdings Distribution is effective. All references herein to the Trust Company shall include its affiliated companies unless the context otherwise requires.

         "YEAR OF SERVICE" shall have the meaning given to such term in the 401(k) Plan.

3.       ADMINISTRATION

         The Plan shall be administered by the Committee. All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties.

4.       CORPORATE PERFORMANCE AWARDS

         For each Plan Year, each Eligible Employee shall be entitled to receive a Corporate Performance Award from the Trust Company, in an amount determined by multiplying the Eligible Employees' Compensation for such year by the percentage determined in accordance with the following table, based on the Corporation's R.O.E. for such year:


                                                THE PERCENTAGE OF COMPENSATION
IF R.O.E. IS:                                        TO BE AWARDED SHALL BE:
Less than 14%                                                  0%
At least 14% but less than 15%                               0.5%
At least 15% but less than 16%                               1.5%
16% or more                                                  2.5%


         Corporate Performance Awards for any Plan Year shall be made as soon as practicable after the close of such year.

5.       INCENTIVE AWARDS

         For each Plan Year, the Trust Company shall make available, for Incentive Awards to Eligible Employees within each of its divisions, an aggregate amount determined for each divi sion by multiplying the Compensation of all Eligible Employees of such division for such year by the percentage determined in accordance with the following table, based on the Corporation's R.O.E. for such year:

                                           THE PERCENTAGE OF COMPENSATION
 IF R.O.E. IS:                                 TO BE AWARDED SHALL BE:
 Less than 6%                                                0%
 At least 6% but less than 8%                                1%
 At least 8% but less than 9%                                2%
 At least 9% but less than 10%                               2%
 At least 10% but less than 11%                              4%
 At least 11% but less than 12%                              5%
 At least 12% but less than 13%                              6%
 At least 13% but less than 14%                              7%
 14% or more                                               7.5%



         The aggregate amount available for Incentive Awards for the Eligible Employees of any division for any Plan Year, as so determined, less the aggregate amount of Incentive Awards made to Eligible Employees of such division for such year pursuant to Section 6, shall be awarded to Eligible Employees of such division as soon as practicable after the close of such Plan Year. Such awards shall be made to such of the Eligible Employees of the division, and in such amounts, as the division manager of such division determines in his or her sole discretion. However, for any Plan Year for which the Corporation's R.O.E. is at least 6%, any Eligible Employee whose performance for a Plan Year is determined, in the sole judgment of his or her division manager, to have been satisfactory shall be entitled to receive an Incentive Award for such year in an amount that is at least equal to 1% of his or her Compensation.

6.       INTERIM INCENTIVE AWARDS

         Incentive Awards for any Plan Year may be made prior to the close of such year, in accordance with the following rules:

         (a) As soon as practicable after the start of a Plan Year, the Committee shall (i) make an estimate of the Corporation's R.O.E. for the year,
(ii) determine the percentage of Compensation that would be available for Incentive Awards for the year pursuant to Section 5 if the Corporation's R.O.E. for the year was at least equal to the Committee's estimate of it under clause
(i), and (iii) make an estimate of the aggregate amount of Compensation for the year of all employees of each division who the Committee determines may be Eligible Employees as of the last day of the year.

         (b) The Committee shall then determine the Interim Incentive Award Amount for the year, for each division. For any division, the "Interim Incentive Award Amount" for a Plan Year shall be an amount equal to 25% of the product of (i) the amount of Compensation estimated by the Committee for such division under (a)(iii) above, multiplied by (ii) the percentage determined by the Committee under (a)(ii) above.

         (c) Promptly after making its determination under (b) above, the Committee shall notify each division manager of the Interim Incentive Award Amount applicable to his or her division for the year.

         (d) After receiving such notice, each division manager may (but shall not be required to) make Incentive Awards to Eligible Employees of his or her division, at any time during the Plan Year, provided that the total amount so awarded does not exceed the Interim Incentive Award Amount determined by the Committee for such division, for such year. Awards may be so made to such Eligible Employees, and in such amounts, as each division manager determines in his or her sole discretion.

7.       ADDITIONAL AWARDS

         Notwithstanding the provisions of Sections 4 and 5, the Board of Trustees, by resolution duly adopted prior to the close of any Plan Year, may direct that the percentage of Compensation to be used in determining the amount of awards to be made for such year under Section 4, under Section 5, or under both Sections 4 and 5, shall be such greater percentage of Compensation than the percentage determined in accordance with the tables set forth in such Sections as the Board of Trustees specifies in such resolution.

8.       PAYMENT OF AWARDS

         Amounts awarded under the Plan shall be payable in the following manner:

         (a) Except as otherwise provided in (b) below, any amount awarded to an Eligible Employee hereunder shall be paid to the Eligible Employee in a single cash lump sum as soon as practicable after the award is made.

         (b) To the extent that an Eligible Employee has elected, under the applicable provisions of the 401(k) Plan, to have any portion of an award made to the Eligible Employee hereunder reduced, and to have an amount equal to such portion of the award contributed to the 401(k) Plan on the Eligible Employee's behalf, the Trust Company shall contribute an amount equal to such portion of the award to the 401(k) Plan on behalf of the Eligible Employee; and thereupon the Trust Company's obligation with respect to payment of such portion of the award shall be fully discharged. However, no such contribution shall be made to the 401(k) Plan to the extent it would cause any limitation applicable under the 401(k) Plan to be exceeded.

         (c) All liabilities with respect to amounts awarded under the Plan to Eligible Employees who are employees of affiliates of the Trust Company shall be discharged by the respective employing affiliates.

9.       CHANGE IN CONTROL

         For any Plan Year during which a Change in Control occurs (hereinafter referred to as the "Year of Change") awards for such Plan Year shall be made in accordance with the pro visions of this Section 8, notwithstanding any other provision of the Plan to the contrary.

         (a) For the Year of Change, a Corporate Performance Award shall be made to each Eligible Employee in an amount equal to 2.5% of his or her Compensation for such year.

         (b) For the Year of Change, the aggregate amount available for Incentive Awards for the Eligible Employees of each division shall be an amount equal to 7.5% of the Compensation of all Eligible Employees of such division for such year. The aggregate amount so available shall be allocated among, and awarded to, the Eligible Employees of the division on a pro rata basis, in accordance with the respective amounts of each such Eligible Employees' Compensation for the Year of Change. Notwithstanding the foregoing, in the case of any Eligible Employee who, prior to the date on which the Change in Control occurred ("Date of Change"), received an Incentive Award for the Year of Change pursuant to Section 6, the amount otherwise allocable to such Eligible Employee pursuant to the preceding sentence shall be reduced by the amount of the award so made to the Eligible Employee. If, prior to the Date of Change, any Eligible Employee has received an Incentive Award for the Year of Change pursuant to Section 6 in an amount that exceeds the amount allocable to him pursuant to the second preceding sentence hereof, the Eligible Employee may retain the excess amount; and the Trust Company shall make available, for allocation to the other Eligible Employees pursuant to the second preceding sentence hereof, an amount equal to such excess.

         (c) For purposes of this Section, an Employee shall be treated as an Eligible Employee for the Year of Change if he or she would be an Eligible Employee as defined in Section 1 on the day immediately preceding the Date of Change if such day were treated as the last day of the Year of Change. For this purpose, an Employee shall be treated as having completed at least one Year of Service as of the day immediately preceding the Date of Change if, on such day, it can be reasonably anticipated that the Employee will have completed at least one Year of Service by the last day of the Year of Change if the Employee continued to be employed with the Trust Company until such last day.

         (d) For purposes of this Section, the Compensation of an Eligible Employee for the Year of Change shall mean the Compensation paid to the Eligible Employee during the portion of such year ending on the day immediately preceding the Date of Change, plus the Compensation that would be payable to the Eligible Employee for such year if he or she continued in employ ment with the Trust Company until the last day of such year (or, if earlier, the last day of the month in which he or she attains age 65) at a rate of Compensation equal to the rate in effect for the Eligible Employee on the day immediately preceding the Date of Change.

         (e) Awards to be made for the Year of Change pursuant to this Section shall be in lieu of awards otherwise to be made for such year pursuant to Sections 4 and 5.

         (f) Awards to be made to Eligible Employees pursuant to this Section shall be payable in the form of a single cash lump sum. Payment shall be made as soon as practicable after the Date of Change. No award payable pursuant to this Section shall be forfeitable as a result of an Eligible Employee's termination of employment for any reason on or after the Date of Change.

         (g) For purposes of this Section, "Change in Control" means that after the Chase Merger Closing Date:

         twenty percent (20%) or more of the common stock of the Corporation has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934) other than directly from the Corporation;

                 (ii) there has been a merger or equivalent combination after which forty-nine percent (49%) or more of the voting stock of the surviving corporation is held by persons other than former stockholders of the Corporation; or

                 (iii) twenty percent (20%) or more of the directors elected by stockholders to the Board of Directors of the Corporation are persons who were not nominated in the most recent proxy statement of the Corporation.

         Notwithstanding the foregoing, at any time before a Change in Control, as so defined, or within 45 days following a Change in Control where the percentage of stock acquired under clause (i) above, or directors appointed under clause (iii) above, is less than 25%, the Board of Trustees may direct by resolution that the provisions of this Section 8 not apply. Any such resolution adopted by the Board of Trustees may be rescinded or countermanded at any time with or without retroactive effect.

10.      UNSECURED CREDITOR STATUS

         No Employee shall have any right, title or interest whatsoever in or to any investments that the Trust Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Trust Company and any Employee, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Trust Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Trust Company. All payments to be made hereunder shall be paid from the general funds of the Trust Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

11.      SUCCESSOR CORPORATION

         The obligations of the Trust Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Trust Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Trust Company. The Trust Company agrees that it will make appropriate provision for the preservation of Employees' rights under the Plan in any agreement or plan that it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

12.      NONALIENATION OF BENEFITS

         No Employee or other person shall assign, sell, encumber, transfer, pledge, or otherwise dispose of any rights or interests under the Plan and any attempted disposition shall be null and void.

13.      NO CLAIM OR RIGHT UNDER THE PLAN

         No Employee or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any Employee any right to be retained in the employ of the Trust Company.

14.      TAXES

         The Trust Company shall deduct from all amounts otherwise payable under the Plan all Federal, state, local and other taxes required by law to be withheld with respect to such payments.

15.      PAYMENTS TO PERSONS OTHER THAN EMPLOYEE

         If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed leal representative), may, if the Committee so directs the Trust Company, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Trust Company therefor.

16.      NO LIABILITY OF COMMITTEE MEMBERS

         No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Trust Company shall indemnify and hold harmless each employee, officer, director or trustee of the Trust Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Trustees) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

17.      AMENDMENT OR TERMINATION

         The Board of Trustees may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time, provided, however, that no amendment, suspension or termination of the Plan shall deprive any Employee of any rights to awards previously made under the Plan without his or her written consent. Any amendment that the Board of Trustees would be permitted to make pursuant to the preceding sentence may also be made by the Committee where appropriate to facilitate the administration of the Plan or to comply with applicable law or any applicable rules and regulations of government authorities, provided that the cost of the Plan to the Trust Company is not materially increased thereby.

18.      GOVERNING LAW

         The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York.

19.      EFFECTIVE DATE

         The Plan shall be effective as of January 1, 1992.

20.      CHASE MERGER PROVISIONS

         Notwithstanding any other provisions of this Plan to the contrary, the following provisions shall apply in connection with the Merger:

         (a) For purposes of determining the amount of the Corporation Performance Awards and the Incentive Awards (collectively, the "Awards") to be made to Eligible Employees for the Plan Year beginning on January 1, 1995 (the "1995 Plan Year") the following special rules shall apply:

                 (i) An Eligible Employee's "Compensation" as otherwise defined in Section 2 shall take into account the base salary paid by the Trust Company to the Employee only during the period from January 1, 1995 to the day immediately preceding the Chase Merger Closing Date (the "Pre-Merger Period").

                 (ii) Awards for the 1995 Plan Year shall be based on the Corporation's R.O.E. for only the Pre-Merger Period in such year. The Corporation's R.O.E. for the Pre-Merger Period shall be determined for this purpose without taking into account any extraordinary charges that are otherwise required to be recognized in such period in connection with the Distribution and the Merger.

         (b) For purposes of determining the eligibility of Employees for Awards for the 1995 Plan Year, any individual who meets all of the conditions set forth in the definition of "Eligible Employee" contained in Section 2 except for the requirement that he or she be an Employee on the last day of the Plan Year shall nevertheless be treated as an Eligible Employee for the 1995 Plan Year if (i) such Employee's employment with the Trust Company terminates as of the Chase Merger Closing Date and he or she becomes on such date a "Retained Employee" as defined in Section 5.8 of the Merger Agreement, or (ii) such Employee's employment is involuntarily terminated at any time during the 1995 Plan Year as a result of staff reductions associated with the Distribution and the Merger.

         (c) In the case of Eligible Employees whose employment with the Trust Company terminates on or prior to the Chase Merger Closing Date, the amount of the Incentive Award to be made to each such Employee shall be determined at or immediately prior to the close of the Pre-Merger Period. In the case of all other Eligible Employees, the amount of the Incentive Award to be made to each such other Employee shall be determined at the same time as the amounts to be awarded for the 1995 Fiscal Year to participants under the 1995 Annual Incentive Plan of U.S. Trust Corporation are determined.

         (d) Awards made to Eligible Employees for the 1995 Plan Year shall be payable in the manner and at the time provided in Section 8.

         (e) No Awards shall be made under this Plan for any Plan Year after the 1995 Plan Year.

         (f) This Plan shall automatically terminate as soon as all amounts payable to all Eligible Employees with respect to the Awards made to them for the 1995 Plan Year have been paid to them, or contributed to the 401(k) on their behalf, as provided in Section 8.